[  *  *  *  ]
July 28, 2000

Omar A. Duwaik
Chairman & Chief Executive Officer
Reema International Corp.
10020 East Girard Avenue #300
Denver, Colorado 80231-5065

Dear Mr. Duwaik:

Pursuant to the Agreement with Reema International dated May 8, 2000, as modified on July 13, 2000, and subject to the terms and conditions set forth therein, [***] has committed to provide $300,000,000 in funding for Reema International's proposed Gas-to-Liquid Plant in Trinidad.

Further, subject to the satisfaction of certain terms and conditions, and other considerations, [***] will be prepared to provide Reema International with additional funding not to exceed $4,500,000,000 for other similar plants in Trinidad.

Sincerely,

/s/ [***]
[***]
Chairman of the Board

[***] Denotes that the name and address of the sender of this document has been deleted pursuant to a Request for Confidentiality by TVCN pursuant to 17 C.F.R. 240.24b-2. The information contained in the original has been filed with the Office of the Secretary of the Securities and Exchange Commission as an exhibit to TVCN's Request for Confidentiality.